Exhibit 99.1

RF Acquisition Corp III Announces the Separate Trading of its Ordinary Shares
and Rights Commencing February 26, 2026

Singapore – February 24, 2026 – RF Acquisition Corp III (the “Company” or “we”) announced that, commencing February 26, 2026, holders of the 10,000,000 units sold in the Company’s initial public offering may elect to separately trade the ordinary shares and rights included in the units. Any units not separated will continue to trade on the Global Market tier of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “RFAMU,” and the separated ordinary shares and rights are expected to trade on Nasdaq under the symbols “RFAM” and “RFAMR,” respectively.

Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and rights.

The units were initially offered by the Company in an underwritten offering. EarlyBirdCapital, Inc. acted as sole book-running manager of the offering. The registration statement relating to the units and the underlying securities became effective on January 30, 2026.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About RF Acquisition Corp III

RF Acquisition Corp III is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While we will not be limited to a particular industry or geographic region in our identification and acquisition of a target company, we intend to focus our search on businesses in Asia within the deep technology sector, including artificial intelligence, quantum computing, and biotechnology. However, we will not undertake our initial business combination with any company based in or having the majority of its operations in Greater China.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated separation of the units into ordinary shares and rights. No assurance can be given that the units will be separated as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Tse Meng Ng

Chairman and CEO

tsemeng.ng@ruifengwealth.com